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                                                                  Exhibit 10.8


                               50 EAST CLEMENTON DRIVE
                                  AGREEMENT OF SALE


         THIS AGREEMENT OF SALE is made and entered into as of the 5th day of December, 1997 by and between PAINT WORKS CORPORATE ASSOCIATES-H, a New Jersey general partnership having its principal office at Scarborough Properties, 20 East Clementon Road, Suite 201, Gibbsboro, New Jersey 08026 ("Seller") and BRANDYWINE REALTY TRUST, a Maryland real estate investment trust or its nominee, having an address at Suite 150, 16 Campus Boulevard, Newtown Square, Pennsylvania 19073 (hereinafter referred to as the "Buyer").


                                       RECITALS

    A.   Seller is the owner of a certain tract of land being comprised of one
(1) parcel of property, being Lot 2, Block 8.01 and Lot 19.05, Block 7.04, together with the building and improvements thereon, including one bank building containing approximately 3,910 net rentable square feet, commonly known as 50 East Clementon Road and the parking lot appurtenant thereto, Gibbsboro, New Jersey as more fully described on Exhibit A-1 attached hereto; and

    B. Seller desires and hereby agrees to sell, and Buyer desires and hereby agrees to acquire, all of Seller's right, title and interest in and to the Property (as hereinafter defined), subject to and on the terms and conditions hereinafter set forth. Seller also desires to grant and Buyer desires to receive an Option to purchase the Option Land (as hereinafter defined).

         NOW THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Definitions Of Certain Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

              "Agreement" shall mean this document entitled "Agreement of Sale", all exhibits and schedules attached hereto or made a part hereof and all amendments to this Agreement which are agreed to in writing and signed by all of the parties hereto.

              "Assignments" shall have the meaning ascribed to that term in Paragraph 5(f) hereof.

              "Closing Date" shall have the meaning ascribed to that term in Paragraph 4 hereof. The date upon which the Closing (as defined in Paragraph 4 below) actually occurs shall be the Closing Date.

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              "Contracts" shall mean all contracts and agreements with respect to the management (excluding property management agreements), operation, supply, maintenance, repair or construction affecting any of the Property, to the extent assignable by Seller, all as described in Exhibit "B" attached hereto and made a part hereof.

              "Deposit" shall mean the Deposit delivered by Buyer to Escrow Agent pursuant to Paragraph 3(a) hereof, together with all interest earned thereon, if any.

              "Due Diligence Termination Date" shall mean 5:00 p.m. E.S.T. on December 9, 1997.

              "Effective Date" shall mean the date on which this Agreement has been fully executed and delivered by both parties hereto to each other.

              "Escrow Agent" shall mean Commonwealth Land Title Insurance Company, 1700 Market Street, Philadelphia, Pennsylvania 19103.

              "Escrow Terms" shall mean the escrow agreement to be entered of even date herewith between Title Company, Buyer and Seller.

              "Improvements" shall mean those certain buildings and other improvements constructed and located on the Land as described on Exhibit A.

              "Land" shall mean that certain parcel of real property located at 50 East Clementon Road, and the parking lot appurtenant thereto, Gibbsboro, New Jersey.

              "Leases" shall mean those certain leases (and guarantees thereof, if any) listed on Exhibit "C" attached hereto and made a part hereof, or hereafter entered into by Seller, as landlord, in accordance with the terms of this Agreement, for any space within any of the Improvements located on any of the Land.

              "Licenses" shall mean the licenses, permits, approvals and agreements affecting any of the Real Property.

              "Parking Lot Site" means Lot 19.05, Block 7.04.

              "Partnership" shall mean Brandywine Operating Partnership, L.P., a Delaware limited partnership whose sole general partner is Buyer.

              "Permitted Exceptions" shall mean with respect to any of the Real Property (I) the lien of real estate taxes, water rent and sewer charges that are not due and payable on the Closing Date, (ii) the printed exclusions, conditions and stipulations contained in the Commitment (as hereinafter defined), (iii) additional exceptions to title set forth in Exhibit "D"

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to this Agreement, (iv) special assessments which become a lien on any of the
Real Property on or after the Closing Date, and (v) such other title matters existing on the Closing Date which are accepted or deemed accepted by Buyer pursuant to Paragraph 5 hereof; and (vii) the rights of Tenants of any of the Real Property pursuant to the Leases for all or any portion of any of the Real Property.

              "Personal Property" shall (except as specifically excluded on Exhibit "E" hereto) mean all of Seller's right, title and interest in and to the tangible personal property including, without limitation, furniture, furnishings, equipment, machinery and fixed and movable fixtures, together with all component and replacement parts, owned by Seller, situated on any of the Real Property on the Closing Date, and all artwork, renderings, flags, awnings and trade dress; all architects', engineers', surveyors' and other real estate professionals' plans, specifications, certifications, reports, data or other technical descriptions (including, without limitation, all environmental, structural and mechanical inspection reports) to the extent the same are in Sellers' possession and are not proprietary in nature, and all building names and Seller's rights, if any, in and to the name "50 East Clementon Road" and "Silver Lake."

              "Property" shall mean the Real Property and such of the Contracts, Leases, Licenses, Personal Property and other rights, titles, interests and obligations which pertain to the Real Property and are intended to be conveyed, sold or otherwise transferred to Buyer by Seller pursuant to this Agreement.

              "Real Property" shall mean the Land, the Option Land and the Improvements.

              "Tenants" shall mean the tenants  under  the  Leases.

         2. Acquisition Of The Property. On the Closing Date, and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer and Buyer shall purchase from Seller the following:

              (a) All right, title and interest of Seller in and to all of the Real Property;

              (b) All right, title and interest of Seller, if any, in any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining any of the Land, to the center line thereof;

              (c) All right, title and interest of Seller, if any, in any easements, covenants, rights of way, privileges, hereditaments and other rights appurtenant to any of the Real Property;

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              (d)  to the extent assignable to Buyer and approved by Buyer, all right, title and interest of Seller in and to the Contracts and the Licenses relating to any of the Real Property;

              (e) all right, title and interest of Seller in and to the Leases; and

              (f) all right, title and interest of Seller in and to the Personal Property.

         3. Purchase Price And Time Of Payment. The Purchase Price (the "Purchase Price") to be paid by Buyer to Seller for the Property shall be Three Million Two Hundred Thousand Dollars ($3,200,000), as adjusted pursuant to Paragraph 7 of this Agreement, which shall be paid to Seller in the following manner:

              (a) Twenty Thousand Dollars ($20,000) (the "Deposit") by check, subject to collection, payable to the order of the Escrow Agent, which shall be held and disbursed pursuant to the Escrow Terms. In addition thereto, by delivery, within two (2) business days next following the Due Diligence Expiration Date of Buyer's good check in the amount of $10,000.

              (b) The balance of the Purchase Price shall be paid to Seller at the Closing by wire transfer of immediately available funds to an account designated by Seller.

              (c) The transaction contemplated by this Agreement is conditioned upon the closing of the sale of the other properties identified on Exhibit "F" attached hereto (the "Other Properties"), so that no one or more of the Other Properties and the Property hereunder may be sold without all of the Property being sold unless expressly provided for in writing by the parties hereto and in any event the Deposit hereunder and thereunder shall be deemed a single deposit for the entire transaction.

         4. Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall be held on or before December 12, 1997, but in any event no later than fifteen (15) days next following the Due Diligence Expiration Date, at the offices of Brandywine Realty Trust, Plaza 1000 at Main Street, Suite 400, Voorhees, New Jersey, commencing at 10:00 a.m., time being of the essence.

         5.   Title And Conveyance Of The Property.

              (a) At Closing, title to the Real Property shall be insurable at regular rates by Commonwealth Land Title Insurance Company (the "Title Insurer"), free and clear of all liens, encumbrances and restrictions other than the Permitted Exceptions; provided, however, that if title to any of the Real Property is not insurable as aforesaid, Buyer's sole right and remedy shall be as set forth in paragraph 5(b) below.

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              (b)  (i)  Buyer has applied for a title insurance commitment
(1992 ALTA Form with Creditor's Rights Exclusion Deleted) to be issued by the Title Insurer ("Commitment"), agreeing to issue to Buyer, upon recording of the Deeds (as hereinafter defined) for each of the Real Property, an owner's policy of title insurance as above specified ("Title Policy"). Said Commitments shall agree to insure the proposed title of the Buyer to each of the Real Property subject only to the Permitted Exceptions and such other title exceptions as Buyer has agreed to accept or is deemed to have accepted pursuant to this Paragraph. If any of the Commitments disclose any title exceptions in addition to the Permitted Exceptions and Buyer objects to such additional title exceptions (the "Title Defects"), Buyer shall notify Seller of such Title Defects with sufficient specificity to enable Seller to respond. Buyer's notice of any Title Defects shall be given in writing to Seller no later than the date which is five (5) business prior to the Due Diligence Termination Date, together with the Commitments and copies of all matters of record raised therein as exceptions thereto, after which Buyer shall be deemed to have waived any and all Title Defects not so raised, except for Title Defects which are disclosed to Buyer in continuations of title issued subsequent to the issuance of the Commitments, unless Buyer fails to object to same in writing within three (3) business days after Buyer's receipt of the continuation of title in which the same is disclosed, in which case Buyer will be deemed to have waived such additional Title Defects. Seller shall have the right, but not the obligation (except as otherwise specifically provided), to cure such Title Defects and, if Seller elects to attempt to cure the Title Defects but has not cured same on or before the Closing Date, then the Closing Date may be extended by Seller at its sole option for up to thirty (30) days to enable Seller to effect such cure.

                   (ii) In the event that either (a) Seller is unable to convey title in accordance with the terms of this Agreement, (b) Seller elects not to cure or cause the removal of any exception to title, except as required in
(iii), below, or (c) if Seller is unable to satisfy any other conditions to Buyer's obligations under this Agreement, then (except as otherwise specifically provided in (iii), below) the sole liability of Seller shall be to (A) direct the Escrow Agent to return to Buyer the Deposit and (B) reimburse Buyer for the reasonable charges imposed by the Title Company for preparation of the Commitments (without the issuance of a policy) and for the reasonable fees paid by Buyer to update the existing surveys (collectively "Buyer's Reasonable Costs"), and upon such payments being made, this Agreement shall be deemed canceled and the parties hereto shall be released of all obligations and liabilities hereunder, except as to any provisions which expressly survive a termination of this Agreement; and Buyer shall have no rights of action against Seller in law or in equity, for damages or, except for the purpose of enforcing Seller's contractual obligations under (iii), below, for specific performance. Notwithstanding the foregoing, Buyer shall have the right to waive any conditions to Buyer's obligations hereunder, in which event Seller shall make the deliveries provided for herein to Buyer to the extent that Seller is able so to do, and there shall be no reduction in the Purchase Price in such event.

                   (iii) Notwithstanding the provisions of the foregoing paragraph, if the condition of title to the Real Property at the Closing is other than that which Buyer is required or agrees to accept hereunder solely by reason of any mortgages or other monetary liens

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(hereinafter referred to as "Liens") which can be satisfied or remedied by the payment of a liquidated amount of money to the extent of the Purchase Price, Seller shall not have the right to cancel this Agreement and Seller shall either (aa) discharge, satisfy, or bond the same or (bb) deliver such funds to be held in escrow required by the Title Company, in either event so that the Title Company shall affirmatively insure the full and complete discharge of the foregoing and shall agree to omit the same as an exception to its title insurance policy.

                   (iv) Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no duty nor be required to take any action, to institute any proceedings or to incur any expense (other than as may be expressly required in paragraph (iii), above) in order to remedy or remove any objections to title or otherwise to render title in accordance with the terms called for in this Agreement.

              (c) Buyer expressly understands, acknowledges and agrees that any failure by Buyer to notify Seller in writing of any Title Defects on or before the expiration of the Due Diligence, shall for all purposes be deemed to be an acceptance by Buyer of such Title Defects as if they were one or more of the Permitted Exceptions.

              (d) At Closing, Seller will convey fee simple title to the Real Property by a Bargain and Sale Deed with covenant against grantor's acts (collectively, the "Deeds"), subject in all cases to the Permitted Exceptions, in the forms attached hereto and made a part hereof as Exhibit "G".

              (e) At Closing, Seller will transfer all of its right, title and interest in and to the Personal Property to Buyer by executing a Bill of Sale ("Bill of Sale") in the form attached hereto and made a part hereof as Exhibit "H".

              (f) At Closing, Seller will assign all of Seller's right, title, and interest, and Buyer shall assume all of the obligations from and after the Closing Date, in, to and under the Leases, Licenses and the Contracts for the Property, by executing an Assignment and Assumption Agreement in the form attached hereto and made a part hereof as Exhibit "I" (the "Assignments").

              (g) At least 3 days before Closing, Seller shall present Buyer with Seller's proposed subdivision plan for the Property, dividing it into three
(3) parcels, one of which includes the Bank site, one of which includes a site designed for conveyance to a restaurant use (the "Restaurant Site"), and one designated as a lot for future development (the "Development Lot"). Seller covenants and agrees to diligently prosecute the subdivision of the Property, as approved by Buyer, at Seller's sole cost and expense (the "Proposed Subdivision Plan"), so that final, unappealable approval is obtained on or before December 15, 1998.

              Upon obtaining final unappealable subdivision approval, Seller shall deliver a copy of said resolution to Buyer. Thereafter, Seller shall diligently commence and complete construction of the approved Restaurant Site. Upon ten (10) days written notice to

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Buyer after obtaining a final Certificate of Occupancy for the Restaurant,
Buyer shall convey the Restaurant Site to Seller or its nominee for $10.00 and other good and valuable consideration (including the hook-up of the Restaurant Site to dedicated sanitary sewer). The deed to the Restaurant Site shall contain a right of first refusal for the re-sale of the Restaurant Site to Buyer pursuant to the terms and conditions fo a bona-fide, third party written offer.

         6.   Closing Documents.

              (a) At the Closing, as a condition of Buyer's obligation to close hereunder, Seller shall deliver or cause to be delivered the following:

                   (i) The Deed, executed by Seller, covering the Real Property (and separate quitclaim deeds to the Real Property utilizing new ALTA survey descriptions, if requested);

                   (ii) The Bills of Sale executed by Seller covering the Personal Property;

                   (iii)     The Assignments, executed by Seller;

                   (iv) As many signed originals (or true and correct copies of same) of the Contracts, Leases, Licenses, and other items covered by the Assignments as are in the possession or control of Seller;

                   (v) All machinery and/or equipment operating manuals, technical data and other documentation relating to the building systems and equipment, and all machinery, equipment and other building warranties and guarantees, if any, but only to the extent that any of the same are in the possession or control of Seller;

                   (vi) All master and duplicate keys, combinations and codes to all locks and security devices for the Improvements which are in the possession or control of Seller;

                   (vii) Written notice from Seller or Seller's managing agent to each Tenant in form reasonably satisfactory to Buyer stating that the Real Property have been sold to Buyer and that tenant security deposits (if any) in Seller's possession have been transferred to Buyer and directing the Tenants to make future rental payments to Buyer at the address designated by Buyer;

                   (viii) Non-foreign person certification in the form attached hereto as Exhibit "J";

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                   (ix) All building records and Tenant lease files with
respect to the Real Property which are in the possession of Seller;

                   (x) Each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities and to the extent in Seller's possession or control, bills for each of the same for the three (3) years, together with proof of payment thereof (to the extent same have been paid);

                   (xi) All plans, specifications, as-built drawings, surveys, site plans, and final, written reports of architects, engineers and surveyors, and any other Personal Property forming part of the Property or any portion thereof, but only to the extent that the same exist and are in the possession of Seller or any property manager controlled by Seller;

                   (xii) An affidavit or affidavits of title in favor of the Title Insurer on the form used by such Title Insurer, in form reasonably acceptable to Seller to enable the Title Insurer to issue the Commitments described in Paragraph 5(b)(I). Buyer shall require affirmative endorsements against mechanic's liens, consistent with Seller's obligations under Paragraph 5(b)(iii), above;

                   (xiii) A letter, from the New Jersey Department of Environmental Protection or its successor ("NJDEP") stating that the provisions of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder and any successor legislation and regulations are inapplicable to the Real Property (the "Non-Applicability Letter");

                   (xiv) Subject to the provisions of Paragraph 11(d), below, Estoppel Letters, if any, received from Tenants;

                   (xv) Updated rent rolls, which shall be certified by Seller to be correct and complete as of Closing Date; and

                   (xvi) Proof as to the due authorization and execution by Seller of the documents executed and delivered by Seller.

                   (xvii) Such affidavits of title or other certifications as shall be required by the Title Company to insure Buyer's title to the Property as set forth in Section 3, and to provide affirmative endorsements (a) against mechanic's liens, (b) insuring against any violation of existing covenants, conditions or restrictions, and insuring that future violation will not result in forfeiture of title, (c) insuring that all foundations in place as of the date of such policy are within the lot lines and applicable set back lines, (d) insuring that the buildings and structures on the Property do not encroach onto adjoining land or onto any easements, (e) insuring that confirming that there are no encroachments of improvements from adjoining land onto the Property (f) removing any exceptions for matters which an accurate survey would

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disclose, and (g) providing affirmative insurance with respect to such other matters as Buyer or its lender shall specify.

                   (xviii)   A mutually agreed upon form of development
agreement for the Bank site, such agreement to be recorded at Closing in the Clerk Office for Camden County.

                   (xix) A mutually agreed upon for of Covenants, Conditions and Restrictions to be filed against and which shall bind the Bank Site, the Development Site and the Restaurant Site.

              (b) At the Closing, as a condition of Seller's obligation to close hereunder, Buyer shall deliver or cause to be delivered the following:

                   (i)  The balance of the Purchase Price; and

                   (ii) The Assignments, executed by Buyer.

         7. Prorations And Closing Costs. All matters involving prorations or adjustments to be made in connection with the Closing and not specifically provided for in any other provision of this Agreement shall be adjusted as provided below. Except as otherwise set forth herein, all items to be prorated pursuant to this Paragraph shall be prorated as of the Closing Date, with Buyer to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date.

              (a) Real estate taxes and all other ad valorem taxes, if any, with respect to the Real Property for the applicable fiscal or calendar year in which the Closing occurs shall be prorated on a per diem basis. If the amount of such taxes is not known on the Closing Date, taxes will be prorated on the basis of the most recently ascertainable tax bill. There shall be no proration of Seller's insurance premiums or assignment of Seller's insurance policies and Seller shall be entitled to cancel all of its existing policies as of the Closing Date. Buyer shall be obligated (at its own election) to obtain any replacement policies. The amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid promptly thereafter by Seller or adjusted between Buyer and Seller immediately after the same have been determined. Buyer and Seller shall to the extent necessary enter into an agreement to such effect at Closing. Seller shall attempt to have all utility meters read as of the Closing Date. Seller shall further attempt to obtain from the provider of same, all other service statements and bills of account adjusted as of the Closing Date. Seller shall be entitled to refunds of all deposits, if any, paid by Seller or Seller's predecessor-in-interest prior to Closing and held by entities providing such service, or, at Seller's option, Seller shall transfer all of Seller's right, title and interest in and to such deposits to Buyer at Closing and shall receive a full credit for the amount of such deposits.

                                       -9-
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All Contracts and other obligations in connection with the Property, to the extent the same are intended to be assumed hereunder, shall be prorated as of the Closing Date.

              (b) Special assessments which have been filed as a lien against any of the Real Property on or before the Closing Date and are not payable in installments shall be paid by Seller. Special assessments which have been filed as a lien against any of the Real Property but which are payable in installments shall be adjusted based upon the installment payment for the fiscal or calendar year in which Closing takes place and the remaining unpaid assessments shall be assumed by Buyer. Special assessments which are or may be pending, but which have not become a lien on the Real Property as of the Closing Date, and special assessments which are filed as a lien after the Closing Date, shall be assumed and paid by Buyer.

              (c) Seller shall pay the cost of State and County transfer taxes or stamps imposed in connection with the recordation of the Deeds for the Real Property. Buyer shall pay the expense of the title searches, title premiums and any other title insurance costs on the owner's title insurance policies and the cost of obtaining any surveys, if desired by Buyer. Buyer agrees to pay the expense of the legal fees of its own counsel. The cost of all of Buyer's Due Diligence Activities (as defined below) shall be borne solely by Buyer.

              (d) Any base, minimum or similar rents under the Leases collected by Seller for a rental period or portion thereof from or after the Closing Date shall be credited to Buyer at Closing on a per diem basis. In addition, any security deposits held by Seller for any Lease, together with the interest due thereon, if any and if required under the terms of the Lease or as required by applicable law, shall either be credited or transferred to Buyer at Closing at Seller's option. If any tenant is in arrears in the payment of rent or additional rent on the Closing Date, rents received from such tenant ninety
(90) days after the Closing Date shall be applied in the following order of priority: (a) to the Buyer, so long as such tenant is in arrears for current or prior rent arising after Closing, then (b) to Seller for all rent in arrears prior to the Closing Date; and then (c) to Buyer with no further claim by Seller thereto. Except as herein provided, Buyer is not under any obligation to collect rents in arrears for the benefit of Seller. Any rents which are delinquent or otherwise not paid at the time of Closing, and collected by Buyer or Seller within ninety (90) days after Closing shall be apportioned as aforesaid and the portion to which Seller is entitled shall be promptly remitted by Buyer to Seller. Seller shall have no claim to rents collected ninety (90) days after the Closing Date. Seller retains the right to pursue its remedies against Tenants after Closing for any delinquent rents or other amounts owed to Seller (other than proceedings to evict Tenant or terminate its lease). Buyer shall not enter into any agreement pursuant to which any sums owed to Seller in respect of any Lease for periods prior to the Closing are reduced, modified or waived. Buyer's obligations to collect rent arrearages shall be limited to commercially reasonable efforts, and Buyer shall under no circumstance be required to commence litigation against any Tenant to collect the same.

              (e) All leasing commissions due or to become due prior to the Closing Date for any Leases entered into before the date hereof and all amendments, renewals and modifications thereof entered into before the date hereof, shall be paid by Seller without contribution by, or reimbursement from, Buyer. At Closing, Buyer shall pay or reimburse Seller for any leasing commissions due or to become due prior to Closing for any Leases and for any amendments, modifications or renewals of any Leases entered into after the date hereof which are entered into in accordance with the provisions of Paragraph 15(e) hereof. Buyer shall expressly assume and be solely obligated to pay all leasing commissions payable under all Leases entered into prior to the date hereof (including all amendments, renewals and modifications thereof) which are first due or payable on or after the Closing Date, regardless of the date on which such Leases (including all amendments, renewals and modifications thereof) were executed or any of the leasing commissions therefor earned, subject only to Buyer's right to approve any new Leases or amendments, discretionary renewals or modifications of any Leases which are not otherwise permitted pursuant to Paragraph 15(e), below. Seller shall be responsible for the costs of, and shall pay or perform prior to Closing any tenant improvements and allowances for work performed or required to be performed (or paid, as applicable) prior to the Closing Date by or on behalf of Seller for all Leases (including all amendments, renewals and modifications thereof) entered into on or before the date of this Agreement for any of the Real Property. Buyer shall assume, pay or reimburse (as applicable) Seller on the Closing Date for the costs of any tenant improvements and allowances for work to first be performed after the Closing Date pursuant to Leases (including all amendments, renewals and modifications thereof) entered into prior to the date of this Agreement; and all costs of tenant improvements and allowances incurred by or on behalf of Seller in connection with any Leases (including all amendments, renewals and modifications thereof) entered into after the date of this Agreement for any of the Real Property, provided the same were approved by Buyer or are otherwise permitted as set forth in Paragraph 15(e) hereof and provided that such costs are set forth on Exhibit "C" hereto. The obligations of Buyer and Seller hereunder shall survive the Closing.

              (f) Amounts paid or payable as fees or expenses under any of the Licenses assigned at Closing, shall be prorated as of the Closing Date but all amounts refundable under unassigned and unassignable Licenses shall belong to Seller.

              (g) Seller shall be solely responsible for the payment of any "roll back taxes" assessed or imposed upon any of the Real Property under the "Farmland Assessment Act of 1964," Chapter 58, Laws of 1964, N.J.S.A. 54:4 23-1 et seq., as amended or otherwise, which relate to any period prior to the Closing Date, and Seller agrees to indemnify, defend and save Buyer harmless (including attorneys' fees) from and against any claim for such taxes. This Paragraph shall survive Closing.

              (h) Miscellaneous income including, without limitation, telephone and vending machine income, if any, shall be prorated as of the Closing Date.

              (i) The provisions of this Paragraph 7 shall survive Closing hereunder.

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         8.   Possession Of Property.

              (a) Seller shall deliver possession to the Real Property to Buyer on the Closing Date, subject only to the Permitted Exceptions.

              (b) Buyer shall assume, by execution of the Assignments, all of Seller's obligations in, to and under the Contracts, the Licenses and Leases. Notwithstanding the foregoing, Buyer shall not assume management, leasing or brokerage agreements provided, however, that Buyer shall remain liable for leasing commissions as set forth in Paragraph 7(e), above.

              (c)  All of the provisions of this Paragraph 8 shall survive
Closing.


         9.   Representations Of Seller And Buyer.

              (a) Seller hereby represents and warrants, as follows, all of which shall be true and correct at and as of the date hereof:

                        (1) Seller is a general partnership duly organized and validly existing under the laws of the State of New Jersey, and is in good standing in such state.

                        (2) Seller has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, without the consent or authorization of, or notice to, any third party, except those third parties to whom such consents or authorizations have been or will be obtained, or to whom notices have been or will be given, prior to the Closing. This Agreement constitutes, and the other documents and instruments to be delivered by Seller pursuant hereto when delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

                        (3) Except as set forth in Exhibit "K" attached hereto and made a part hereof, there is no litigation, proceeding or action pending or, to the best of Seller's knowledge, threatened against or relating to Seller or its Property which might materially and adversely affect Seller or its Property or which questions the validity of this Agreement or any action taken or to be taken by Seller pursuant hereto. Seller shall remain responsible to defend, and shall indemnify and hold Buyer harmless from and against all liability, cost and expense relating to the litigation identified in on Exhibit "K", which obligation shall survive the Closing.

                        (4) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or be in conflict with or constitute a default under any term or provision of the Seller's limited liability agreement or any other material agreement, instrument or lease to which Seller is a party, subject to any required consents or authorizations of, or notices to, third parties from whom such consents or authorizations will be obtained or to whom notices will be given prior to Closing.

                        (5) True, correct and complete copies of all of the following, together with any modifications or amendments thereof, but only if and to the extent the same are in Seller's possession or control, have been or will be delivered, or made available, to Buyer within five (5) days following the execution of this Agreement: (i) Leases and rent rolls; (ii) Contracts;
(iii) leases of equipment, vehicles and other tangible personal property used by Seller in connection with the ownership and operation of the Property (the "Personal Property Leases"); (iv) Licenses; (v) surveys; (vi) title reports;
(vii) engineering reports; and (viii) environmental reports.

                        (6) To the best of Seller's knowledge, (i) all of the Leases, Contracts and Personal Property Leases and Licenses, are in full force and effect, (ii) there has been no action or failure to act by Seller or any other party to any Lease, Contract or Personal Property Lease which, with the giving of notice or the passage of time or both, would constitute a default in any material respect or otherwise entitle either party to damages or a right to terminate; and (iii) Seller has not received from any other party written notice with respect to the condition of the Property or the use or repair of the same or of any alleged default by Seller under any such Lease, or Personal Property Lease or License. Except as set forth on Exhibit "L", each of the Contracts is terminable at will without penalty or cancellation fee upon no more than thirty
(30) days prior written notice but, except as hereinafter expressly provided, unless otherwise directed by Buyer, the Contracts shall not be terminated by Seller as of Closing. Anything in this Agreement to the contrary notwithstanding, any and all existing management agreements and brokerage or leasing agreements shall be terminated as of Closing. Buyer shall assume all Contracts not terminated at Closing pursuant to the Assignment.

                        (7) Seller shall indemnify and hold Buyer harmless of, from and against any and all claims and liabilities arising out of the employment of any individuals by Seller and its affiliates, whether as employees or independent contractors. As of the Closing, there are and shall be no liens against the Real Property arising under the Employee Retirement Income Security Act of 1974, as amended, nor any other compensation or employment related lien or liability that could become the responsibility of Buyer after the Closing. Buyer shall be under no obligation to assume any of Seller's employees, it being Seller's sole responsibility and obligation to provide severance arrangements, if any, for all such employees. This Paragraph shall survive Closing.

                        (8) To Seller's actual knowledge, there are no public improvements in the nature of off-site improvements or otherwise, which have been ordered to be made and/or which have not heretofore been assessed and, to Seller's actual knowledge, there are no special or general assessments currently affecting or pending against the Real Property or any portion thereof.

                        (9) Except as set forth on Exhibit "M", Seller has not been served with written notice that it has been named as a party in any litigation, administrative proceeding or investigation naming Seller as a responsible party or potentially responsible party for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Hazardous Wastes or other environmental pollutants or contaminants. For purposes of this Agreement, "Hazardous Substances" means those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Section 9601 (14), as amended, all petroleum products and by-products, and any other hazardous substances as that term may be further defined in any and all applicable federal, state and local laws (including, in New Jersey, the New Jersey Industrial Site Recovery Act (ISRA); and "Hazardous Wastes" means any hazardous waste, residential or household waste, solid waste, or other waste as defined in applicable federal, state and local laws. Seller has not received any summons, citation, directive, letter or other written communication, from any governmental or quasi-governmental authority concerning any intentional or unintentional action or omission on Seller's part which either (a) resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes, or (b) related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Hazardous Wastes.

                        (10) True and correct copies of the income and expense statements for the Property, and a current rent roll certified by Seller, will be delivered to Buyer upon execution of this Agreement.

                        (11) Seller has received no written notice of any violation of any of the licenses, permits, consents, authorizations, approvals, and certificates of any regulatory, administrative or other governmental agency or body, if any, issued to or held by the Seller and related to the ownership or operation of the Property (collectively, the "Permits"), and there is no pending or, to the actual knowledge or Seller, threatened proceeding which could result in the revocation or cancellation of, or inability of Seller to renew, any Permit.

                        (12) To the best of Seller's knowledge, except as set forth in Exhibit "N" attached hereto and made a part hereof, all management fees, leasing commissions and tenant improvement allowances are fully paid, there are no brokerage commissions owing by Seller with respect to any of the Leases or otherwise related to the Property which have not been paid, and there are no ongoing commission or leasing fee obligations.

                        (13) Seller has received no written notice from any insurance company which has issued a policy with respect to the Property or by any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work, and Seller will promptly notify Buyer of any such notice or requirement if such notice is received prior to the Closing.

                        (14) Seller is not a "foreign person" and will deliver to Buyer, at the Closing, a statement certifying that it is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended.

                        (15) Seller has not received written notice from any governmental agency or authority of outstanding material violations issued by governmental authorities having jurisdiction over the Real Property.

                        (16) Except as may be set forth in a Lease as specifically noted on Exhibit "C", there are no options, rights of first refusal or conditional sales agreements regarding the purchase and sale of the Real Property.

                        (17) There are no oral or written leases or rights of occupancy or grants or claims of right, title or interest in any portion of the Property other than the leases (the "Leases") listed on the rent roll attached hereto as Exhibit "C". No tenant has advised Seller that Seller is in default under any of the Leases, or asserted any claim or basis for any claim for free or reduced rent or right of setoff against the landlord or the rent under the Leases, and Seller and its agent have no actual knowledge of any default or any event which has taken place which, with the passage of time, or the delivery of notice, or both, could become an event of default. Seller has the sole right to collect rents under the Leases, and neither such right nor any of the Leases has been assigned, pledged, hypothecated or otherwise encumbered by Seller except as additional collateral for the existing mortgage upon the Property which shall be satisfied at or before Closing. No holder of any such collateral assignment has asserted or exercised any of its right to collect such rents. Each of the Leases is valid and subsisting and in full force and effect, the tenant is in actual possession in the normal course, and the rents set forth in Exhibit "C" are the actual rents, income and charges being collected by Seller under the Leases. All obligations of Seller which it is required to complete pursuant to any Lease (or any unsigned lease proposal or lease amendment) has been completed as of this date or shall be completed as of Closing, and all costs therefore have been or shall be paid by Seller, and all of Seller's work has or shall have been accepted by the Tenant without exception on or before Closing, other than routine punch list items, which items shall remain the responsibility of Seller following Closing, and which obligation shall expressly survive Closing. The amount of each security deposit contains, where required by law or otherwise applicable, interest which has accrued in accordance with law. No tenant of the Property under any of the Leases has, and shall not at Closing have, prepaid any rent under any of the Leases for more than one (1) month. Except as otherwise set forth on Exhibit "C", no security deposits by tenants have heretofore been returned or applied to charges against the tenants.

                        (18) To the best of Seller's knowledge, the Property and the continued operation and use thereof comply with all applicable requirements of federal, state and local law, and all applicable requirements of governmental bodies or agencies having jurisdiction thereof, no portion of the Property lies within a flood hazard area, flood plain or wetland; and there are no outstanding notices of any violations issued by governmental authority having jurisdiction over the Property.

                        (19) To the best of Seller's knowledge, no Hazardous Substances (defined below) and no Hazardous Wastes (defined below) are present on the Property including, without limitation, asbestos, flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, contaminant, polychlorinated bypheryls ("PCBs"), urea formaldehyde foam insulation, radon, corrosive, irritant, biologically infectious materials, petroleum product, garbage, refuse, sludge, hazardous or waste materials, and there has been no use of the Property that may, under any federal, state or local environmental statute, ordinance or regulation, require, at any time, any closure or cessation of the use or occupancy of the Property and/or impose, at any time, upon the owner of the Property any clean-up or other monetary obligation. Seller hereby indemnifies and holds Buyer harmless of, from and against any and all liability, loss or damage suffered or incurred as a result of a claim, demand, cost or judgment in favor of a third party, including, without limitation, any governmental authority, arising from the deposit, storage, disposal, burial, dumping, injecting, spilling, leaking, or other placement or release in or on the Property of Hazardous Substances or Wastes during Seller's period of ownership. To the best of Seller's knowledge, neither the Property nor any portion thereof, have been identified on the federal CERLIS, the National Priorities List (40 C.F.R. Part 300, App. B) or any state or local list of potential hazardous waste disposal sites or as an industrial establishment. Seller has conducted a complete and thorough inspection and test of the underground storage tanks located on the Property, if any, and Seller has confirmed that, to the best of its knowledge, the results thereof show compliance with all requirements of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Sections 6901 et seq. and all other applicable federal, state and local laws, and Seller has taken all other necessary and appropriate action to comply fully therewith.

                        (20) To the best of Seller's knowledge, except for sanitary sewer which shall be hooked up to the publically dedicated system for the Bank Site by Seller at no additional cost to Buyer on or before December 31, 1998, all adequate utilities, useable public sanitary and storm sewers, public water facilities, electric facilities and, if any, gas facilities (collectively, the "Utilities"), are installed in, and are duly connected to, the Real Property, and can be used without charge except the normal and usual metered utility charges and water and sewer charges. All Utilities required for the operation of the Property either enter the Property through adjoining public streets or, if they pass through adjoining public land, do so in accordance with valid public easements or private easements which will inure to the benefit of Buyer at no cost to the owner of the Property. All of said Utilities are installed and operating and all installation, connection and "tap-in" charges have been paid for in full. If Buyer develops the Development Site or the Parking Lot Site as an office building within twenty (20) years from the Closing, Buyer shall pay Seller a sanitary sewer tap-in fee of $15,000 per site as such sites are developed.

                        (21) No work has been performed or is in progress at, and no materials have been furnished to the Property which, though not presently the subject of, might give rise to construction, mechanic's, materialmen's, municipal or other liens against the Property or any portion thereof, except that for which full and complete releases have been obtained. If any lien for any such work is filed before or after Closing, Seller shall promptly discharge the same.

                        (22) To the best of Seller's knowledge, none of the artwork being a part of the Personal Property was prepared on a "work for hire" basis and none of the artwork was commissioned after 1991.

                        (23) To the best of Seller's knowledge, all applicable charges, fees and assessments (including condominium fees, to the extent applicable) and any and all other sums due under declarations, cross-easements and like agreements to which the Property or any portion thereof may be subject, have been paid, and no special assessments thereunder are pending, and all consents and approvals required to be obtained under any such declarations, cross-easements and like agreements have been obtained pursuant to the requirements of such documentation.

                        (24) To the best of Seller's knowledge, all debts, liabilities, and obligations of Seller arising out of the construction, ownership, and operation of the Property including, but not limited to, construction costs, salaries, taxes, accounts payable and the like, have been paid as they became due and payable and shall continue to be so paid from the date hereof until the Closing Date.

         It is agreed and understood that Buyer intends to perform its own due diligence, investigation and analysis in connection with the transaction contemplated by this Agreement. If and to the extent that Buyer determines prior to the Due Diligence Termination Date that any or all of the representations and warranties made in this Agreement by Seller shall be untrue as a result of such due diligence, investigation or analysis, Buyer shall not be entitled to rely on such representation(s) and warranty(ies) contained in this Agreement and the same shall be deemed to have been deleted from this Agreement as to such matters. Accordingly, in the event that the Buyer has now or hereafter acquires prior to the Due Diligence Termination Date actual knowledge that one or more of the representations and warranties of Seller are not true, no such fact or circumstance known to Buyer shall be made the basis of a claim by the Buyer of a breach of representation or warranty by Seller.

         Notwithstanding anything to the contrary contained in this Agreement, in the event any representation, agreement or undertaking made by Seller in this Agreement shall prove to be false and the cost or expense incurred or likely to be incurred by Buyer as a result thereof shall not exceed $50,000 in the aggregate, such misrepresentation, agreement or undertaking shall be deemed "immaterial" and shall not give rise to any right of Buyer to terminate or refuse to close title under this Agreement or give rise to any right of action for money damages or specific performance and Buyer hereby waives all its rights, claims and remedies relating thereto. Buyer's sole remedy in the event any representation, agreement or undertaking of Seller which is discovered by Buyer at or prior to the Closing herein shall prove to be false and the cost or expense incurred or likely to be incurred by Buyer as a result thereof exceeds $50,000 shall be to terminate this Agreement by written notice given at or prior to Closing, which notice shall specify in detail the nature of the misrepresentation and identify in detail the costs incurred or likely to be incurred by Buyer, and thereupon Buyer shall receive a refund of the Deposit, and Seller shall reimburse Buyer for Buyer's Reasonable Costs and
Due Diligence Costs. To the extent Buyer has actual knowledge that any representation, agreement or undertaking is false at or prior to the Closing, and does not or is not permitted to terminate this Agreement, Buyer hereby waives all of its rights, claims and remedies relating thereto.

         As to any representation or warranty made in this Agreement which is qualified as being to the best knowledge of Buyer or Seller, it is agreed and understood that such party shall be under no obligation to conduct any independent investigation or inquiry regarding the matters covered by such representation and warranty. Buyer or Seller will be deemed to have knowledge of a particular matter only if the facts and circumstances thereof are actually known to such party making such representation or warranty.

              (b) Buyer hereby represents and warrants as follows, all of which shall be true and correct at, and as of, the date hereof:

                        (1) Buyer is a real estate investment trust duly formed and validly existing under the laws of the State of Maryland, and is in good standing with the State Department of Assessments and Taxation of Maryland.

                        (2) Subject to Paragraph 9(b)5, below, Buyer has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, without the consent or authorization of, or notice to, any third party, except those third parties to whom such consents or authorizations have been or will be obtained, or to whom notices have been or will be given, prior to the Closing. This Agreement constitutes, and the other documents and instruments to be delivered by Buyer pursuant hereto when delivered will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

                        (3) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of any organizational document of Buyer, or (b) constitute a violation of or be in conflict with or constitute a default under any term or provision of any material agreement, instrument or lease to which Buyer is a party.

                        (4) There is no litigation, proceeding or action pending, or, to the best of Buyer's knowledge, threatened against or relating to Buyer which might materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby or which questions the validity of this Agreement or any action taken or to be taken by Buyer pursuant hereto.

                        (5) The execution and delivery of this Agreement shall have been approved by the trustees of Buyer on or prior to the Due Diligence Termination Date and no further action shall thereupon be required on the part of Buyer to consummate the transaction contemplated hereby. The signatories for Buyer are authorized and empowered to bind Buyer to this Agreement and all transactions contemplated herein.

                        (6) Except as otherwise set forth in Paragraph 9(b)5, above, no consent, approval or authorization of, or declaration, filing or registration with, any governmental agency is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereunder by the Buyer or the Partnership.

                        (7) Buyer has sufficient funds available to consummate the transaction contemplated by this Agreement, without the necessity of third-party financing other than other than Buyer's existing revolving credit facility administered by Nationsbank, N.A. Buyer acknowledges that its obligations hereunder are not conditioned upon any third party financing or capital infusion by another party.

                        (8) The information contained in Buyer's Form 10-K for the year ended December 31, 1996, was prepared in all material respects in accordance with and complied in all material respects with the requirements of the rules of the Securities and Exchange Commission, and did not at the time that it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         All of the representations and warranties set forth in this Section 9 shall be deemed renewed by Seller and Buyer on the Closing Date and shall, as a condition to each party's obligation to close hereunder, be recertified by each party as being true and correct in all material respects as of the Closing Date as if made at such time (it being understood that specific, numbered representations and warranties that speak of a specified date shall only continue to speak as of the date so specified), and all such representations shall survive for a period of one year from the Closing.

         10.  Access To The Property.

              (a) Buyer and/or its agents and representatives, during normal business hours and after reasonable advance notice to Seller, may enter upon any of the Real Property from time to time prior to the Closing Date, accompanied by an agent of Seller, for purposes of conducting such inspections, investigations and/or studies as Buyer deems necessary, including, without limitation, financial reviews, physical inspections, lease reviews and environmental reviews and testing, which activities may include test borings and soil samplings ("Buyer's Due Diligence Activities"). Buyer's access to the Real Property shall be subject to the rights of the Tenants of any of the Real Property, who shall not be unreasonably disturbed during any such inspection by Buyer. Buyer shall not engage in any activity in or about the Real Property which directly or indirectly violates the terms of any governmental or quasi-governmental statute, rule, regulation, order or practice. Buyer shall not make any physical changes to any of the Real Property, except for test borings and soil samplings which shall be performed only by licensed engineers reasonably acceptable to Seller and only after three (3) business days' prior notice to Seller. Buyer may contact any governmental or quasi-governmental authorities concerning the Property without the prior written approval of Seller. Seller shall have the opportunity to observe any and all action taken by Buyer or its representatives, consultants, agents, etc. pursuant to this paragraph 10. All information set forth in any document which Seller has granted to Buyer the express right to review, if any, shall be held in strict confidence until Closing and thereafter in the event Closing does not occur. If Buyer violates its obligations under this Paragraph 10(a) or in the event of any physical damage to any of the Real Property or any Personal Property resulting, directly or indirectly, from the exercise by Buyer of its rights under this Paragraph 10(a), Buyer hereby agrees to restore the Real Property and Personal Property to their respective conditions prior to incurring such damage. Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against all physical damage to any of the Real Property and Personal Property, personal injury and/or any other claims or liability which may occur as a result of Buyer's (or Buyer's agents, employees, invitees or licensees) entry or activities upon any of the Real Property. The provisions of this Paragraph 10(a) shall survive Closing or other termination of this Agreement.

              (b) Buyer, or any of Buyer's consultants performing physical tests on the Real Property shall maintain public liability insurance policies (naming Seller as an additional named insured with respect to any liability occurring on the Real Property), with combined single limit coverage of at least $1,000,000, insuring against claims arising as a result of the inspections of Buyer, its agents, employees or such contractors at any of the Real Property. A certificate of insurance evidencing the foregoing coverage shall be delivered to Seller prior to Buyer's or any of Buyer's consultants' entry on to any of the Real Property.

              (c) In the event Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller any documents obtained from Seller or Seller's agents and deliver, to Seller without charge, copies of all written test results, studies, reports and similar materials obtained by or on behalf of Buyer relating to any of the Real Property.

         11.  Due Diligence Period; Additional Provisions.

              (a) During the period commencing on the Effective Date and ending at 5:00 p.m. E.S.T. on the Due Diligence Termination Date, Buyer may, subject to the provisions set forth in Paragraph 10 above, review all plans and specifications, condition of title, agreements relating to and the availability of utilities, environmental conditions, the physical condition of the existing improvements, compliance by the Property with zoning, licensing and all other governmental requirements, Leases for any of the Real Property, operating statements pertaining to the Property and all other aspects and conditions of the Property which Buyer may decide to review (collectively, "Buyer's Due Diligence Activities"), all as Buyer shall deem appropriate). In connection with Buyer's Due Diligence Activities, Seller has delivered or will deliver to Buyer various documents, reports and materials (collectively, the "Seller Due Diligence Materials"). BUYER UNDERSTANDS AND HEREBY ACKNOWLEDGES AND AGREES THAT THE SELLER DUE DILIGENCE MATERIALS ARE BEING DELIVERED TO BUYER WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER BY SELLER OR BY THE PREPARER OF SUCH SELLER DUE DILIGENCE MATERIALS, WITH THE SOLE EXCEPTION OF ANY REPRESENTATION OR WARRANTY AS TO THE CORRECTNESS, ACCURACY OR COMPLETENESS THEREOF WHICH IS EXPRESSLY SET FORTH IN THIS AGREEMENT.

              (b) If, as a result of Buyer's Due Diligence Activities or otherwise, Buyer shall conclude, for any reason or for no reason, that it does not wish to proceed with the transaction contemplated by this Agreement, it may terminate this Agreement by written notice delivered to and received by Seller on or before 5:00 P.M. E.S.T. on the Due Diligence Termination Date (as to which date time shall be of the essence), with a simultaneous copy thereof to the Escrow Agent. In the event of such timely termination of this Agreement by the Buyer, the Escrow Agent shall make the delivery of funds contemplated under Paragraph 1 of the Escrow Terms, and this Agreement shall thereupon be null and void and of no further force or effect, except as to those matters which expressly survive such termination.

              (c) Seller shall obtain, prior to the Closing a Non-Applicability Letter from the NJDEP.

              (d) Buyer agrees to prepare and forward to Seller, at Buyer's sole cost and expense, certificates (the "Estoppel Certificates") for execution by the Tenants which shall at Buyer's election, either (i) be in such form or contain such information as the Tenant from whom request is made is obligated under its Lease to execute and deliver for execution by the Tenants (the "Required Form"), or (ii) in the form annexed hereto as Exhibit "O". Seller agrees to deliver the Estoppel Certificates to the Tenants promptly after Buyer's written election as to the form to be used (which election shall be made not later than five (5) days after the date hereof), and to use all reasonable and diligent efforts to obtain executed copies of same from such Tenants prior to the Closing. It shall be a condition to Buyer's obligations hereunder that, at or prior to Closing, Estoppel Certificates shall have been obtained from at least 75% of the Tenants at each Property, including those identified on Exhibit "P" annexed hereto and made a part hereof (the "Identified Tenants"), BUT ONLY IF THE INITIAL REQUEST MADE OF SUCH TENANT WAS FOR AN ESTOPPEL CERTIFICATE IN THE REQUIRED FORM, provided, however, if an estoppel in the Required Form is not obtained from an Identified Tenant, Seller may, in lieu thereof, deliver its certificate containing the information set forth on the Required Form, which certificate shall serve as Seller's representation as to the facts stated therein, which representation shall survive for a period of six (6) months following the Closing. In no event shall Buyer's obligations under this Agreement be conditioned, in whole or in part, upon the delivery of Estoppel Certificates from any Tenant in other than the Required Form.

         12. Condemnation. Seller covenants and warrants that Seller has not received any written notice of any condemnation proceeding or other proceeding in the nature of eminent domain in connection with the Real Property, and has no actual knowledge of any threatened condemnation. As used herein, a "material taking" shall mean a taking of either an entire Real Property, more than twenty percent (20%) of a Building or more than 10% of the parking area of a Real Property. If, prior to the Closing, any such proceeding affecting a material portion of any of the Real Property is commenced, Seller agrees promptly to notify Buyer thereof. In the event of a material taking of one or more Real Property or commencement of proceedings in connection with such a taking, Buyer may, at its sole option exercised by delivery of written notice thereof within ten (10) days after receipt of such written notice thereof, (x) proceed to Closing as provided in this Paragraph 12 without an abatement of the Purchase Price and at Closing Seller shall assign to Buyer, without recourse, all condemnation proceeds paid or payable with respect thereto; or (y) terminate this Agreement with respect to the Property as to which a material taking has occurred, whereupon this Agreement shall terminate with respect to such Real Property and this Agreement shall continue in full force and effect with respect to all of the remaining Real Property, and at Closing, Buyer shall pay to Seller the aggregate of the Allocated Prices for the remaining Real Property. Provided Buyer shall have waived its right to terminate this Agreement with respect to the Real Property so taken, as provided above, Seller shall not, from and after the Due Diligence Termination Date, settle or adjust any claims relating to a condemnation without Buyer's prior approval, which shall not be unreasonably withheld or delayed.

         13.  Damage By Fire Or Other Casualty.

              (a) Seller shall promptly notify Buyer of damage to the Improvements occurring by reason of casualty during the period between the Effective Date and the Closing Date. Seller shall timely notify any insurance companies with respect to any damage and shall promptly submit claims for such damage. Provided Buyer shall have waived its right to terminate this Agreement with respect to the Real Property so damaged, as provided below, Seller shall not, from and after the Due Diligence Termination Date, settle or adjust any claims relating to a casualty without Buyer's prior approval, which shall not be unreasonably withheld or delayed.

              (b) If (i) any portion of the Improvements is damaged by fire or casualty after the Execution Date and the Improvements so damaged are not repaired or restored on or before Closing to substantially the condition existing prior to the damage, and (ii) at the time of Closing, the estimated cost of repairs by reason of such fire or casualty to the Improvements, as determined by an independent adjuster is, with respect to any of the Real Property so damaged, an amount equal to or less than ten percent (10%) of the Purchase Price for such Real Property, there shall be no abatement or adjustment in the Purchase Price and, provided the loss or damage is a covered loss under Seller's insurance policy, Buyer shall be required to purchase all of the Real Property in accordance with the terms of this Agreement and, at Closing, Seller shall assign to Buyer, without recourse, all insurance claims and proceeds with respect thereto (less sums theretofore expended, if any, by Seller for emergency repairs or barricades) and Seller shall credit Buyer at Closing with the amount of any applicable deductible. Seller shall have no liability or obligation with respect to the condition of any of the Real Property as a result of any such fire or casualty. If the repair to, or the restoration of, the Improvements so damaged has not been completed as aforesaid and, at the time of Closing, the estimated cost of such repair or restoration, as determined by such independent adjuster, for any of the Real Property is an amount which is greater than ten percent (10%) of the Purchase Price for the applicable Real Property, Buyer may, at its sole option, (x) proceed to Closing as provided in this Paragraph 13(b) without an abatement of the Purchase Price and at Closing Seller shall assign to Buyer, without recourse, all insurance claims and proceeds with respect thereto (less sums theretofore expended, if any, by Seller for emergency repairs or barricades) and Seller shall credit Buyer at Closing with the amount of any applicable deductible; or (y) terminate this Agreement with respect to the Property which have suffered damage to the Improvements by fire or other casualty in an amount which exceeds ten percent (10%) of the Purchase Price for such Real Property(s) whereupon this Agreement shall terminate with respect to such damaged Real Property(s) and this Agreement shall continue in full force and effect with respect to all of the remaining Real Property, and at Closing, Buyer shall pay to Seller the aggregate of the Purchase Prices for the remaining Real Property. Buyer shall assign all of its right, title and interest in and to any and all insurance policies and insurance proceeds relating to such of the Real Property for which this Agreement has been terminated.

         14.  Default.

              (a) If Buyer shall default in its obligations to pay the Purchase Price and complete Closing in accordance with the terms of this Agreement, then, as Seller's sole and exclusive remedy therefor, Seller shall be entitled to retain the Deposit as liquidated and agreed upon damages for the losses and injuries which Seller shall have sustained and suffered as a result of Buyer's default, and thereupon this Agreement and Buyer's obligations hereunder shall be terminated except as expressly provided in this Agreement.
It is agreed that the provisions of this Paragraph 14(a) for liquidated and agreed upon damages are a bona fide provision for such and are not a penalty, the parties understanding that by reason of the withdrawal of the Real Property from sale to the general public at a time when other parties would be interested in purchasing such Real Property, that Seller shall have sustained damages which will be substantial, but will not be capable of determination with mathematical precision. Therefore, this provision for liquidated and agreed upon damages has been incorporated as part of this Agreement as a provision beneficial to both parties.

              (b) If Seller shall default in its obligation to deliver any of the Deeds or other items described in Paragraph 5 hereof, upon Buyer's (i) tender of the full Purchase Price and (ii) compliance with all of the material terms and conditions of this Agreement, Buyer shall have the sole option of terminating this Agreement and receiving the return of the Deposit, together with payment by Seller of (A) Buyer's Reasonable Costs, and (B) Buyer's actual, documented out-of-pocket costs and expenses incurred in connection with its Due Diligence Activity, not to exceed Seventy-Five Thousand Dollars ($75,000 for the entire Paint Works Property) ("Due Diligence Costs") for the Property and the Other Properties or (Y) to seek specific performance of Seller's obligation to convey the Real Property in accordance with this Agreement. If Buyer elects to terminate this Agreement, upon payment of the sums described above, Seller shall be released and relieved of any further liability and this Agreement shall thereupon be null and void. Except as expressly set forth above, Buyer hereby waives any right which Buyer may have to any lis pendens or other lien or encumbrance against any of the Real Property, equitable relief, consequential or punitive damages, loss of profits, costs related to in-house or other overhead allocations, and damages. The remedies set forth herein shall be Buyer's sole remedies pursuant to this Agreement, or otherwise at law or in equity shall become null and void if Closing occurs (except as to obligations hereunder which by their terms expressly survive Closing), and shall not apply to a defect in title, the remedies for which are set forth in Paragraph 5(b) hereof, or to any inability on the part of Seller to perform its obligations under this Agreement.

         15.  Operations Prior To Closing.

              (a) Seller agrees to operate the Property between the Execution Date and the Closing Date in the same general manner as Seller has operated the Property during the immediately preceding six (6) month period, paying all costs and expenses as they come due, and in any event prior to Closing, and maintaining all insurance coverage currently in force.

              (b) Seller shall comply with all of the obligations of landlord under the Leases and all other agreements and contractual arrangements affecting the Real Property by which Seller is bound or to which the Real Property, or any of them, are subject, and which will be binding upon Buyer or a lien upon such Real Property, after the Closing.

              (c) Seller shall notify Buyer promptly of Seller's receipt of any notice from any party alleging that Seller is in default of its obligations under any of the Leases or any Permit or agreement affecting the Real Property, or any portion or portions thereof.

              (d) No contract for or on behalf of or affecting the Real Property shall be negotiated or entered into which cannot be terminated by Seller upon the Closing without the payment of a specific charge, cost, penalty or premium for such termination.

              (e) Except with the prior written consent of Buyer, which Buyer agrees it shall not unreasonably withhold, condition or delay, Seller shall not enter into any new leases for any portion of the Real Property. Any new lease shall be on Buyer's customary form (which may vary to reflect customary negotiated revisions thereto), or such other form which is reasonably acceptable to Buyer. Further, except with the prior written consent of Buyer, which Buyer agrees it shall not unreasonably withhold, condition or delay, or as set forth above, Seller shall not amend, extend (except where required under the terms of the Lease in question), terminate (except by reason of a tenant's default), accept surrender of, or permit any assignments or subleases of, any of the Leases (except as may be required under such Lease), nor accept any rental more than one (1) month in advance (exclusive of any security deposit).

              (f) Seller shall not make or permit to be made any capital improvements or additions to the Real Property, or any portion thereof, without the prior written consent of Buyer, except those made by Seller pursuant to the express requirements of this Agreement, those made by tenants pursuant to the right to do so under their Leases, or by Seller if required by applicable law or ordinance, or as required under any Lease.

              (g) Seller shall timely bill all tenants for all rent billable under Leases, and use commercially reasonable efforts to collect any rent in arrears.

              (h) Seller shall notify Buyer of any tax assessment disputes (pending or threatened) prior to Closing, and from and after the Due Diligence Expiration Date, Seller not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to tax assessments relating to the current or any subsequent year, without Buyer's prior written consent, which shall not be unreasonably withheld, delayed or conditioned. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year, less the reasonable fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement. All refunds relating to any tax year prior to the Closing shall be the sole property of Seller, and all refunds relating to any year subsequent to the year in which Closing occurs shall be the sole property of Buyer. Each party agrees to promptly remit to the other any refund received by it which is the property of the other.

              (i) Seller shall notify Buyer promptly of the occurrence of any of the following:

                   (i) Receipt of notice from any governmental or quasi-governmental agency or authority or insurance underwriter relating to the condition, use or occupancy of the Real Property, or any portion thereof;

                   (ii) Receipt of any notice of default from any tenant or from the holder of any lien or security interest in or encumbering the Real Property, or any portion thereof;

                   (iii) Notice of any actual or threatened litigation against Seller or affecting or relating to the Real Property, or any portion thereof which may materially and adversely affect the Real Property or Seller's ability to consummate the transactions contemplated by this Agreement; and

                   (iv) Vacancy of any demised Property by a tenant, other than in accordance with a scheduled lease termination.

         16. Property Conveyed "AS-IS, WHERE IS". IT IS UNDERSTOOD AND AGREED THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLER IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ECONOMICAL, FUNCTIONAL, ENVIRONMENTAL OR PHYSICAL CONDITION OF ALL OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE ECONOMICAL, FUNCTIONAL, ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTY INCLUDING, WITHOUT LIMITATION: (i) THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF ANY OF THE PROPERTY, (ii) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO ANY OF THE PROPERTY AND (iii) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF ANY OF THE PROPERTY. BUYER AGREES THAT WITH RESPECT TO THE PROPERTY, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY AGENT OF SELLER NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE BUYER OF REAL ESTATE AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF BUYER'S CONSULTANTS, AND THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, SUBJECT, HOWEVER, TO THE LIMITATIONS CONTAINED HEREIN UPON SUCH REPRESENTATIONS AND WARRANTIES, AND THAT SELLER HAS OR SHALL HAVE AFFORDED BUYER WITH A FULL AND COMPLETE OPPORTUNITY TO MAKE ITS OWN INDEPENDENT INVESTIGATION OF THE PROPERTY AND ALL MATTERS PERTAINING THERETO

INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF AND, UPON CLOSING, SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INSPECTIONS AND INVESTIGATIONS. BUYER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS," WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS (EXCEPT AS HEREIN SPECIFICALLY PROVIDED), COLLATERAL TO OR AFFECTING ANY OF THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. BUYER EXPRESSLY AGREES THAT THE TERMS AND CONDITIONS OF THIS PARAGRAPH 16 SHALL EXPRESSLY SURVIVE THE CLOSING AND NOT MERGE THEREIN AND SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO ANY OF THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT.

         17.    Conditions Precedent to Closing.

         The obligations of Buyer hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by Buyer at or prior to the Closing) and in the event any of the conditions are not complied with, Buyer may terminate this Agreement by notifying the Seller and Escrow Agent and thereupon shall be returned the Deposit and thereafter this Agreement shall be null and void:

              (a) Correctness of Warranties and Representations. The warranties and representations made by Seller in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on the Closing Date (except for changes in the Leases permitted under the terms of this Agreement).

              (b) Compliance with Terms and Conditions. Seller shall have performed and complied with all of the terms and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

              (c) Buyer's Satisfaction with Inspection. Buyer shall have notified Seller of Buyer's satisfaction with the inspection performed under
Section 11 of this Agreement, or shall fail to notify Seller on or before the Due Diligence Expiration Date, of Buyer's dissatisfaction with the results of such review.

         18.  Brokers.

              (a) Seller and Buyer each represent to the other that neither Seller nor Buyer has dealt with any real estate broker, dealer or salesman in connection with the subject transaction.

              (b) Seller and Buyer shall and hereby each agree to indemnify, defend, and hold harmless the other from and against any loss, damage, or claim resulting from a breach of the representations of Seller and Buyer set forth in Paragraph 18(a) hereof.

              (c) The provisions of this Paragraph 18 shall survive Closing hereunder, or any other termination of this Agreement.

         19. Notices. All notices, requests and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered (i) in person, or (ii) by certified mail, return receipt requested, or
(iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express), or (iv) by confirmed telecopier, in each case addressed as follows (or at such other address of which Seller or Buyer shall have given notice as herein provided):

         If to Buyer, addressed to:

                        Brandywine Operating Partnership, L.P.
                        Newtown Square Corporate Campus
                        16 Campus Boulevard
                        Suite 150
                        Newtown Square, PA  19073
                        Attn: Gerard H. Sweeney,
                             President and Chief Executive Officer


         with a copy in each instance to:

                        Brad A. Molotsky, General Counsel
                        Brandywine Operating Partnership, L.P.
                        Newtown Square Corporate Campus
                        16 Campus Boulevard
                        Suite 150
                        Newtown Square, PA  19073

         If to Seller, addressed to:

                        Paint Works Corporate Associates-H

                        20 E. Clementon Road, Suite 201
                        Gibbsboro, New Jersey 08026
                        Attention:  R. Randle Scarborough

         with a copy in each instance to:

                        Kelly Young, Esquire
                        20 East Clementon Road, Suite 202
                   Gibbsboro, New Jersey 08026


         If to Escrow Agent, addressed to:

                        M. Gordon Daniels, Esquire
                        Commonwealth Land Title Insurance Company
                        1700 Market Street
                        Philadelphia, Pennsylvania  19103


or to such-other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only if given pursuant to the foregoing requirements as to both manner and address, and only upon receipt (or refusal to accept delivery) by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys.

         20. Successors And Assigns. Except to a subsidiary or related party, Buyer may not assign this Agreement or any rights herein or any portion hereof without the prior written consent of Seller, which may be withheld for any reason or for no reason, except that no such consent shall be required to an assignment of this Agreement by Buyer to the Partnership. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective permitted successors and assigns, to the same extent as if specified at length throughout this Agreement.

         21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same Agreement.

         22. Time Of The Essence. Time is of the essence of each and every provision in this Agreement. If any time period or date ends on a day or time which is a weekend, legal holiday or bank holiday, such period shall be extended to the same time on the next business day.

         23. Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of this Agreement.

         24. Captions And Recitals. The captions contained herein are not a part of this Agreement and are included solely for the convenience of the parties.

         25. Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto contains the entire agreement between the parties relating to the acquisition of the Property, all prior negotiations between the parties are merged by this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement, or any other agreement referred to herein, shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

         26.  Governing Law; Venue.

              (a) This Agreement and the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of this Agreement shall be governed by the laws of the State of New Jersey.

              (b) With regard to any litigation arising out of or involving this Agreement, each party hereto: (i) irrevocably submits to the jurisdiction of the state and federal courts of the State of New Jersey and agrees and consents to service of process being made upon it in any legal proceeding arising out of or in connection herewith by service of process provided by the law of the State of New Jersey; (ii) irrevocably waives, to the fullest extent permitted by law, any objection which it now or hereafter may have to the laying of venue of any litigation arising out of or in connection with this Agreement brought in the State Courts of New Jersey or the United States District Court for the District of New Jersey; (iii) irrevocably waives any claims that any litigation brought in any such court has been brought in an inconvenient forum; and (iv) irrevocably agrees that any legal proceeding against any party hereto arising out of or in connection with this Agreement shall be brought in either the State Courts of New Jersey or the United States District Court for the District of New Jersey.

         27. Confidentiality. Each of the parties to this Agreement covenants that it shall not communicate the terms or any aspect of this transaction prior to the Closing with any person or entity other than the other parties to this Agreement, except for Seller's agents, consultants, counsel and representatives of Buyer for Buyer's Due Diligence Activities and financing purposes, unless Buyer is advised by its counsel that applicable securities laws and regulations require. In addition, Buyer covenants that if it undertakes any investigation of the Property, it shall conduct such investigation of the Property as described herein and with the degree of confidentiality as Buyer would apply with respect to its own proprietary information. Notwithstanding the foregoing, at any time after expiration of the Due Diligence Period, Buyer may issue one or more press releases (which shall not disclose financial terms), if necessary or appropriate to comply with applicable securities laws and regulations.

         28. Limitation Of Liability. No recourse shall be had for any obligation of Brandywine Realty Trust or Brandywine Operating Partnership, L.P. under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of Brandywine Realty Trust or Brandywine Operating Partnership, L.P., whether by virtue of any statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Seller and all parties claiming by, through or under Seller.

         Except for breaches of the obligations, representations and warranties set forth in Section 9 and 18 hereunder which shall be full recourse obligations to the general partners of Seller, no recourse shall be had for any obligation of Seller under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, against any past, present or future officer, director or employee of Seller whether by virtue of any statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Buyer and all parties claiming by, through or under Buyer.

         29. SEC Reporting (8-K) Requirements. For the period of time commencing on the date hereof and continuing through the first anniversary of the Closing Date, Seller shall, from time to time, upon reasonable advance written notice from Buyer, provide Buyer and its representatives, with access to all financial and other information then in Seller's possession pertaining to the period of Seller's ownership and operation of the Real Property, which information is relevant and reasonably necessary, in the opinion of Buyer's outside, third party accountants (the "Accountants"), to enable Buyer and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-05 or 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"), as applicable; (b) any other rule issued by the Commission and applicable to Buyer; and -C- any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer.
Seller shall deliver to Buyer's accountants a representation letter (the "Letter"), in the form annexed hereto as Exhibit "Q", provided that Buyer (and any assignee or designee acquiring title to the Real Property) shall indemnify and hold Seller harmless from and against any claim, damage, loss or liability including, without limitation, legal fees incurred by Seller in investigating, defending against or settling any such matter and the amount of any such settlement to which Seller is at any time subjected, bonafide or not, by any person who is not a party to this Agreement as a result of its delivery of the information described in this Paragraph, or delivery of the Letter. The Buyer acknowledges that the Seller is not making any representation or warranty regarding such information as is delivered in accordance with the terms of this Paragraph except to the extent set forth in the Letter or otherwise expressly set forth in this Agreement.

         30. Partial Invalidity. If any term, covenant or condition of this Agreement, or the application thereof, to any person or circumstance shall be invalid or unenforceable at any time or to any extent, then the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each term, covenant and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         31. No Recordation. Buyer shall not be entitled to record this Agreement or a memorandum or other notice of this Agreement in any public office. This Paragraph shall be deemed to be a specific directive to the officials of such public office NOT to accept this Agreement or a memorandum or other notice of this Agreement for recordation in any form whatsoever. Any violation of the provisions of this Paragraph 31 shall constitute an immediate default by Buyer under this Agreement.

         32. Tender. Formal tender of an executed deed and purchase money is hereby waived by Buyer.

         33. Further Assurances. After the Closing, Seller shall execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents as Buyer may reasonably request to vest in Buyer and perfect Buyer's right, title and interest in and to the Property.

         34.  Jury Trial Waiver.  BUYER AND SELLER HEREBY KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

         35. No Offer. THE DELIVERY OF THIS AGREEMENT DOES NOT CONSTITUTE AN OFFER AND THIS AGREEMENT SHALL NOT BE BINDING AND SHALL HAVE NO FORCE AND EFFECT UNLESS AND UNTIL A FULLY EXECUTED COUNTERPART HEREOF HAS BEEN DELIVERED TO EACH OF THE PARTIES. IT IS EXPRESSLY UNDERSTOOD THAT SELLER HAS NO OBLIGATION TO EXECUTE THIS AGREEMENT.

         36.  Indemnification.

         Without limitation of any other Seller indemnity obligations set forth herein, from and after the Closing Date, Seller shall indemnify, defend and save and hold harmless Buyer, and its respective trustees, directors, officers and employees, of, from and against any and all loss, cost, expense, damage, claim, and liability, including reasonable attorney's fees and court costs, including, without limitation, attorney's fees and costs associated with the enforcement of Seller's indemnification obligations for all claims brought within one year of such Closing (hereinafter collectively, "Losses") which Buyer may suffer or incur, resulting from, relating to, or arising in whole or in part, from or out of (i) any misrepresentation or breach of a representation or warranty by Seller contained in this Agreement; (ii) any failure to fulfill any covenant or agreement of Seller contained in this Agreement; (iii) all litigation set forth in this Agreement and on Exhibits hereto; (iv) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and/or claims arising out of or relating to any of the foregoing.

         Promptly after receipt by Buyer of written notice of the commencement of any suit, audit, demand, judgment, action, investigation or proceeding (a "Third Party Action") or promptly after Buyer incurs a Loss or has knowledge of the existence of a Loss, Buyer will, if a claim with respect thereto is to be made against Seller due to Seller's obligation to provide indemnification hereunder, give Seller written notice of such Loss or the commencement of any Third Party Action; provided, however, that the failure to provide such notice within a reasonable period of time shall not relieve Seller of any of its obligations hereunder. Promptly after receiving such notice, Seller will, upon notice to Buyer, have the right to assume and control the defense and settlement of any such Third Party Action at its own cost and expense; provided, however, that it shall be a condition precedent to the exercise of such right by Seller that Seller shall agree in writing that the Loss, or Third Party Action, as the case may be, is properly within the scope of the indemnification obligation and that as between the parties, Seller shall be responsible to satisfy and discharge such Third Party Action. Seller shall not enter into any resolution or other compromise of a Third Party Action without obtaining the complete release of Buyer for any liability to all claimants under or pursuant to such Third Party Action. Buyer shall have the right to participate in any such defense, contest or other protective action at its own cost and expense.

         Notwithstanding the foregoing, Buyer shall have the right to assume and control the defense and settlement of a Third Party Action (a) if such action includes claims for equitable relief which, if determined adversely to Buyer, could reasonably be expected to interfere with its intended business operations or damage its business reputation or (b) if Seller fails to do so in a timely manner. In any circumstances in which Buyer undertakes to control the Third Party Action as provided in this paragraph, it shall (i) not enter into any resolution or other compromise involving monetary damages without obtaining the prior written consent of Seller provided that such written consent may not be withheld if it would interfere with Buyer's business operation and (ii) keep Seller informed on an ongoing basis of the status of such Third Party Action and shall deliver to Seller, copies of all documents related to the Third Party Action reasonably requested by Seller. Buyer shall act to assure that all attorneys' fees and expenses incurred in connection therewith are reasonable.

         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have duly executed this Agreement as of the day and year first above stated.

                                  SELLER:

                                  PAINT WORKS CORPORATE ASSOCIATES-H, a New
                                  Jersey general partnership


                                  By:  /s/R. Randle Scarborough
                                       -------------------------------------
                                       R. Randle Scarborough, its authorized
                                       general partner


                                  By:  /s/Robert K. Scarborough
                                       -------------------------------------
                                       Robert K. Scarborough, its authorized
                                       managing general partner


                                  By:  /s/Kevin D. Scarborough
                                       --------------------------------------
                                       Kevin D. Scarborough, its authorized
                                       general partner


                                  By:  /s/Olive A. Scarborough
                                       ---------------------------------------
                                       Olive A. Scarborough, its authorized
                                       general partner

                                  BUYER:

                                  BRANDYWINE REALTY TRUST, a
                                  Maryland Real Estate Investment Trust


                                  By:  /s/Gerard H. Sweeney
                                       --------------------------------------
                                        Name:  Gerard H. Sweeney
                                        Title:  President & CEO



                                 Executions Continued

The Undersigned Hereby Acknowledges
Receipt Of The Deposit And Agrees To
Hold And Apply The Same In Accordance
With The Provisions Of The Escrow Terms

Commonwealth Land Title Insurance Company:


By:  /s/M. Gordon Daniels
     ------------------------
     M. Gordon Daniels

                                                                       EXECUTION


                                50 EAST CLEMENTON ROAD

                                  AGREEMENT OF SALE


                                       Between


                          PAINT WORKS CORPORATE ASSOCIATES-H


                                         and


                               BRANDYWINE REALTY TRUST







                             Dated as of December 5, 1997

                                   LIST OF EXHIBITS



Exhibit A               Description of Land
Exhibit B               List of Contracts
Exhibit C               Certified Rent Roll
Exhibit D               Permitted Exceptions
Exhibit E               Excluded Personal Property
Exhibit F               The Other Properties
Exhibit G               Form of Deed
Exhibit H               Bill of Sale
Exhibit I               Form of Assignment(s)
Exhibit J               Form of Non-Foreign Person Certification
Exhibit K               Pending Litigation
Exhibit L               Contracts Not Terminable with 30 days Notice
Exhibit M               Environmental Notices
Exhibit N               Outstanding Brokerage Commissions and TI
Exhibit O               Form of Estoppel Certificate
Exhibit P               Identified Tenants
Exhibit Q               Representation Letter